Exhibit 10.9

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT, AND OTHER APPLICABLE SECURITIES LAWS.

CORAUTUS GENETICS INC.

and

VASCULAR GENETICS INC.

SENIOR CONVERTIBLE PROMISSORY NOTE

U.S.$5,000,000	Dated: June 30, 2005

No. 004

FOR VALUE RECEIVED, each of the undersigned, Corautus Genetics Inc., a Delaware corporation (the “Parent”), and Vascular Genetics Inc., a Delaware corporation (“VGI” and, together with Parent, the “Issuers”), HEREBY JOINTLY AND SEVERALLY PROMISES TO PAY to the order of BOSTON SCIENTIFIC CORPORATION (“BSC”) or its assigns (the “Holder”) the principal sum of U.S. $5,000,000, payable as provided herein, with the final payment of principal and accrued interest being due on the seventh anniversary of the date hereof (the “Final Maturity Date”). The Issuers may not prepay this Senior Convertible Promissory Note (this “Note”).

This Note is one of the Notes referred to in the Loan Agreement among the Issuers and BSC, dated July 30, 2003, as amended by the First Amendment to Loan Agreement dated December 29, 2003, and as further amended by the Second Amendment to Loan Agreement dated as of July 22, 2004, and the Third Amendment to Loan Agreement dated as of June 27, 2005 (collectively, the “Loan Agreement”).

Reference is made to, and this Note is subject to the further provisions set forth under, “Terms and Conditions of the Senior Convertible Promissory Note” attached hereto, with the same effect as though such further provisions were fully set forth at this place.

IN WITNESS WHEREOF, the Issuers have caused this Note to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CORAUTUS GENETICS INC.
as Issuer

By:	/s/ Richard E. Otto
Richard E. Otto
President and Chief Executive Officer

VASCULAR GENETICS INC.
as Issuer

By:	/s/ Richard E. Otto
Richard E. Otto
President and Chief Executive Officer

TERMS AND CONDITIONS OF THE SENIOR CONVERTIBLE PROMISSORY NOTE

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms. As used in this Note, the following terms shall have the following meanings:

“Affiliate” means, as to any Person, any other Person that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of capital stock, by contract or otherwise.

“Barnes Canyon Lease” shall mean Building Lease dated January 22, 2001 by and between PMSI Barnes Canyon, LLC and GenStar Therapeutics Corporation, as modified by Agreement for Surrender of Leasehold Interest, Termination of Tenancy and Reservation of Rights under Lease dated May 27, 2003 by and between PMSI Barnes Canyon, LLC and Parent.

“beneficial owner” has the meaning assigned to such term under Rule 13d-3 promulgated under the Exchange Act.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in the City of New York.

“Change of Control Event” means (in one transaction or a series of transactions) (i) any Person or “group” of Persons (determined based on Rule 13d-5(b) under the Exchange Act, as amended), other than one of the Issuers, becomes the beneficial owner of more than 50% of the equity securities of either Issuer, (ii) individuals who on the date of the Loan Agreement constituted the board of directors of Parent (together with any new directors whose election by Parent’s board of directors or whose nomination by Parent’s board of directors for election by Parent’s stockholders was approved by a vote of at least a majority of the members of Parent’s board of directors then in office who either were members of Parent’s board of directors on the date of the Loan Agreement or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of Parent’s board of directors then in office, (iii) Parent conveys, transfers or leases all or substantially all of its assets to any Person, (iv) a tender offer or exchange offer by any Person is commenced within the meaning of Rule 14d-2 under the Exchange Act (or any successor rule) if upon consummation thereof such Person would be the beneficial owner of more than 50% of Parent’s equity securities, (v) after giving effect to any merger, consolidation or reorganization of Parent, the stockholders of Parent immediately prior to such merger, consolidation or reorganization do not hold more than 50% of the equity securities of the surviving corporation or any other Person or “group” (as defined above) holds 30% or more of the equity securities of the surviving corporation, or (vi) the board of directors of Parent approves any of the foregoing or Parent enters into a definitive agreement with any Person (including, without limitation, BSC or an Affiliate thereof) with respect to any of the foregoing.

“Common Stock” means the common stock of the Parent, par value $0.001 per share.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with each Issuer, are treated as a single employer under Section 414 of the Internal Revenue Code or Section 4001 of ERISA.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Development Agreement” means the Development Agreement, dated July 30, 2003, between the Parent and BSC (as amended from time to time).

“Distribution Agreement” means the Distribution Agreement, dated July 30, 2003, between the Parent and BSC (as amended from time to time).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Income Taxes” means Taxes imposed on or measured by the Holder’s overall net income.

“Fully Diluted Common Stock” shall mean Parent’s outstanding Common Stock and shares of Common Stock issuable upon conversion of Parent’s outstanding preferred stock or upon exercise of outstanding rights, options and warrants to acquire Common Stock or preferred stock, excluding, however, Common Stock issuable (but not yet issued) upon conversion of the Series C Preferred Stock and Common Stock issuable (but not yet issued) pursuant to Section 7.3 of the Agreement and Plan of Reorganization by and among GenStar Therapeutics Corporation, Genesis Acquisition Corporation and Vascular Genetics Inc., dated as of September 12, 2002, as amended.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which each such trade payable or account payable was created); (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (e) capital leases; (f) as and when declared, fixed or exercised, as the case may be, all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment (other than ordinary course dividends) in respect of any equity interests in such Person or any other Person or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (g) all guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Investment Agreement” means the Investment Agreement entered into as of July 30, 2003, between the Parent and BSC.

“Law” means any applicable United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment or performance of an obligation, interest of any vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement or other priority or preferential arrangement of any kind or nature whatsoever.

“Material Adverse Effect” means any circumstance, change or effect that, individually or in the aggregate with all other circumstances, changes or effects: (a) is or is reasonable likely to be materially adverse to the business, assets, operations, results of operations, prospects, liabilities (including, without limitation, contingent liabilities) or the financial condition of the Issuers and their respective Subsidiaries, taken as a whole, or (b) is reasonably likely to materially adversely affect the ability of the Issuers to perform their obligations under this Note and the other Transaction Documents.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA, and to which either Issuer or any other member of the Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Lien” means any: (a) Lien securing purchase money Indebtedness under any lease of property that is capitalized on an Issuer’s balance sheet in accordance with GAAP, provided such Lien does not extend to any property other than the property being purchased; (b) Lien with respect to the payment of Taxes that are not yet due or that are being contested in good faith and for which adequate reserves are being maintained; (c) statutory Lien of a landlord or Lien of a supplier, mechanic, carrier, materialman, warehouseman or workman and any similar Lien imposed by Law created in the ordinary course of business for amounts that are not yet due or that are being contested in good faith; (d) Lien incurred or deposit made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other types of social security benefits; (e) Lien arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property that do not render title to such property unmarketable or materially adversely affect the use of such property; (f) any interest or title of a lessor in the property subject to any operating lease entered into by each Issuer in the ordinary course of business; (g) security deposits with landlords, retainers with service providers and deposits with vendors; and (h) security interests to secure letters of credit posted in the ordinary course of business; provided that with respect to clauses (b), (c), (d), (g) and (h), no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, Governmental Authority or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Series C Preferred Stock” shall mean Series C Preferred Stock of Parent, $.0.001 par value of which 2,000 shares were issued and outstanding as of the date of the Loan Agreement.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership, or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Tax” or “Taxes” means all income, gross receipts, gains, sales, use, employment, franchise, profits, excise, property, value added and other taxes, fees, stamp taxes and duties, assessments or charges of any kind, together with any interest and penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

“Transaction Documents” means the Investment Agreement, the Patent Sublicense Agreement, the Loan Agreement, the Distribution Agreement, the Development Agreement and the Investor Rights Agreement between Parent and BSC, dated July 30, 2003.

SECTION 1.02 Additional Definitions. The following terms have the meanings assigned to such terms in the corresponding Sections set forth below:

Definition	Location
“BSC”	Note
“Consolidated Financial Statements”	3.06(b)
“Conversion Price”	2.05
“Deemed Payment Date”	2.02
“Determination Date”	2.05(g)
“Event of Default”	5.01
“Final Maturity Date”	Note
“GAAP”	1.04
“Holder”	Note
“Issuer(s)”	Note
“Loan Agreement”	Note
“Note”	Note
“Parent”	Note
“Parent SEC Reports”	3.06(a)
“Patent Sublicense Agreement”	5.01(j)
“SEC”	3.06(a)
“Securities”	2.05(e)
“Securities Act”	Note
“VGI”	Note
“20-Day Average Market Price”	2.05(e)

SECTION 1.03 Interpretation and Rules of Construction. In this Note, except to the extent that the context otherwise requires:

(i)	when a reference is made in this Note to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule to, this Note unless otherwise indicated;

(ii)	the Section headings are for reference purposes only and do not affect in any way the meaning or interpretation of this Note;

(iii)	whenever the words “include”, “includes” or “including” are used in this Note, they are deemed to be followed by the words “without limitation”;

(iv)	the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Note, refer to this Note as a whole and not to any particular provision of this Note;

(v)	all terms defined in this Note have such defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi)	the definitions contained in this Note are applicable to the singular as well as the plural forms of such terms;

(vii)	any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws; and

(viii)	all references in this Note to currency, monetary values and dollars shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 1.04 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles (“GAAP”).

ARTICLE II

REPAYMENT, INTEREST AND CONVERSION

SECTION 2.01 Repayment. (a) If this Note shall remain unconverted on the fifth anniversary of the issuance of this Note, this Note shall be repaid in three annual payments of interest and principal beginning on the fifth anniversary of issuance, with the final payment of principal and interest due on the Final Maturity Date. All three such payments shall be of equal amount and shall be self-amortizing of principal and interest.

(b) The Issuers shall pay the principal, accrued interest and all other amounts payable hereunder free and clear of, and without deduction for, any and all present and future Taxes (with the exception of Excluded Income Taxes), imposts, levies, deductions, charges, withholdings, expenses or other costs whatsoever to be incurred by the Issuers, except those required to be made by the Issuer under any Law applicable to it. If the Issuers are required to so deduct or withhold, then the Issuers shall (i) promptly notify the Holder of such requirement, (ii) pay to the Holder, in addition to the amount to which the Holder is otherwise entitled, such additional amount as is necessary to ensure that the net amount actually received by the Holder (free and clear of Taxes (other than Excluded Income Taxes), whether assessed against the Issuers or the Holder) will equal the full amount the Holder would have received had no such deduction or withholding been required and (iii) timely pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid to the Holder pursuant to foregoing clause (ii)), with copies of the applicable returns or receipts being promptly furnished to the Holder.

SECTION 2.02 Interest. This Note shall bear interest on the unpaid principal amount of this Note owing to the Holder from the date of the issuance of such Note until such principal amount shall be paid in full, at the fixed rate of 6% per annum, compounded monthly and added to the principal on the last day of every month (each date that interest is added to principal being a “Deemed Payment Date”).

SECTION 2.03 Payments and Computations. The Issuers shall make each payment, without set-off or counterclaim, not later than 11:00 A.M. (New York City time) on the date when due in U.S. dollars in same day funds to an account notified to the Issuers at least two Business Days in advance of such payment. Interest shall accrue on the Note based on the actual number of days since the last Deemed Payment Date divided by 360. Whenever any payment hereunder shall be due on a date other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest due.

SECTION 2.04 Prepayment. The Issuers shall not have the right to prepay all or any part of this Note.

SECTION 2.05 Conversion. (a) The outstanding principal amount of this Note shall, at the option of the Holder at any time following a Change of Control Event, be convertible into a number of fully paid and non-assessable shares of Common Stock equal to the outstanding principal amount, divided by the Conversion Price. Upon such conversion of the outstanding principal amount of this Note, all accrued and unpaid interest shall become due and payable. Such conversion of the principal and the payment in cash of accrued interest on this Note shall constitute payment in full of this Note. The “Conversion Price” shall be $5.35383, as initially determined according to the formula set forth below, and shall be adjustable as provided in this Section 2.05:

CP =	Conversion Price

P =	Amount of principal outstanding and not repaid as of the date of conversion of this Note

FDCS =	Fully Diluted Common Stock on the date of issuance of this Note

Thus, for example, as of the date hereof, this Note would be convertible (assuming a Change of Control Event had occurred) into 933,911 shares of Common Stock:

FDCS	=	25,215,612 (after giving effect to the issuance of the Series D Preferred Stock in accordance with the Investment Agreement)

P	=	$15,000,000

CP	=	$5.35 (approximately)

This Note is not convertible in the absence of a Change of Control Event. The Conversion Price is not adjustable as a result of issuances of Common Stock or rights, options or warrants for Common Stock or issuances of securities convertible into Common Stock except as provided in this Section 2.05.

(b) Conversion Procedure. At any time after a Change of Control Event and prior to the Final Maturity Date, the Holder may elect to convert the Note as provided in this Section 2.05 by surrender of this Note at the office of Parent or of Parent’s transfer agent. Parent shall, as soon as practicable thereafter, issue and deliver at such office to the Holder, or on the holder’s written order, a certificate or certificates for the number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock to which he shall be entitled, and any fractional interest in respect of a share of Common Stock arising on such conversion shall be settled as provided in Section 2.05(k). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the Note, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(c) Adjustments to Conversion for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that the Parent at any time, from time to time after the date of issuance of this Note and before the conversion hereof shall (i) declare or pay any dividend or make a distribution on its Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, (ii) effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), (iii) combine or consolidate its outstanding Common Stock into a lesser number of shares of Common Stock, or (iv) effect any other reclassification of its Common Stock, then the Conversion Price shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate, so that the Holder of this Note thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had this Note been converted immediately prior to the record date, in the case of a dividend or distribution, or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this Section 2.05(c) shall become effective immediately after the opening of business on the Business Day next following the record date in the case of a dividend or distribution and shall become effective immediately after the opening of business on the Business Day next following the effective date in the case of a subdivision, combination or reclassification. Adjustments in accordance with this Section 2.05(c) shall be made whenever any event listed above shall occur. In the event that Parent shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then Parent shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(d) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of this Note shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 2.05(c)), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that this Note shall be convertible into, in lieu of the number of shares of Common Stock which the Holder would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares that would have been subject to receipt by the Holder upon conversion of this Note immediately before that change.

(e) Adjustments to the Conversion Price for Spin-Offs. If Parent shall fix a record date for the making of a distribution to all holders of its Common Stock of evidences of its indebtedness, shares of its capital stock or assets (excluding regular cash dividends or distributions declared in the ordinary course by Parent’s board of directors and dividends payable in Common Stock for which an adjustment is made pursuant to Section 2.05(c)) (any of the foregoing being hereinafter in this Section 2.05(e) called the “Securities”), then in each such case the Conversion Price shall be adjusted so that the Holder shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (I) the Conversion Price in effect immediately prior to the close of business on such record date by (II) a fraction, the numerator of which shall be the average market price per share of Common Stock for the 20 trading days preceding such record date (the “20-Day Average Market Price”) less the then-fair market value (as determined by Parent’s board of directors in good faith) of the portion of the assets, shares of its capital stock or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock, and the denominator of which shall be the 20-Day Average Market Price. Such adjustment shall be made successively whenever such a record date is fixed; and in the event that after fixing a record date such distribution is not so made, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect if such record date had not been fixed. Such adjustment shall become effective immediately at the opening of business on the Business Day next following the record date for the determination of stockholders entitled to receive such distribution. For the purposes of this Section 2.05(e), the distribution of a Security, which is distributed not only to the holders of the

Common Stock on the date fixed for the determination of stockholders entitled to such distribution of such Security, but also is distributed with each share of Common Stock delivered to the Holder converting the Note after such determination date, shall not require an adjustment of the Conversion Price pursuant to this Section 2.05(e); provided, however, that on the date, if any, on which the Holder converts the Note would no longer be entitled to receive such Security with a share of Common Stock (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred and the Conversion Price shall be adjusted as provided in this Section 2.05(e) (and such day shall be deemed to be “the date fixed for the determination of stockholders entitled to receive such distribution” and “the record date” within the meaning of the three preceding sentences). If any rights or warrants referred to in this Section 2.05(e) shall expire unexercised after the same shall have been distributed or issued by Parent, the Conversion Price shall be readjusted at the time of such expiration to the Conversion Price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired rights or warrants.

(f) Adjustment of the Conversion Price for Certain Dividends. In case Parent shall, by dividend or otherwise, distribute to all holders of its Common Stock cash in the amount per share that, together with the aggregate of the per share amounts of any other cash distributions to all holders of its Common Stock made within the 12 months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to this Section 2.05(f) has been made, exceeds 5.0% of the Conversion Price immediately prior to the date of declaration of such dividend or distribution, then, in such case, the Conversion Price shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Price in effect immediately prior to the close of business on the record date for the cash dividend or distribution by a fraction the numerator of which shall be the Conversion Price less the per share amount of cash so distributed during the 12-month period applicable to one share of Common Stock, and the denominator shall be the Conversion Price on the record date, such adjustment to be effective immediately prior to the opening of business on the Business Day following the record date; provided, however, that in the event the numerator of the foregoing fraction is zero or negative, in lieu of the foregoing adjustment, adequate provision shall be made so that the Holder shall have the right to receive upon conversion, in addition to the shares of Common Stock to which the Holder is entitled, the amount of cash such Holder would have received had such Holder converted the Note at the beginning of the 12-month period. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared. In the event that at any time cash distributions to holders of Common Stock are not paid equally on all series of Common Stock, the provisions of this Section 2.05(f) will apply to any cash dividend or cash distribution on any series of Common Stock otherwise meeting the requirements of this Section, and shall be deemed to be amended to the extent necessary so that any adjustments required will be made on the basis of the cash dividend or cash distribution made on any such series.

(g) Adjustments to the Conversion Price for Issuance of Rights and Warrants. If Parent shall fix a record date for the issuance of rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at a price per share (or, in the case of a right or warrant to purchase securities convertible into Common Stock, having an effective exercise price per share of Common Stock, computed on the basis of the maximum number of shares of Common Stock issuable upon conversion of such convertible securities, plus the amount of additional consideration payable, if any, to receive one share of Common Stock upon conversion of such securities) less than the Conversion Price on the date on which such issuance was declared or otherwise announced by Parent (the “Determination Date”), then the Conversion Price in effect at the opening of business on the Business Day next following such record date shall be adjusted so that the Holder shall be entitled to receive, upon the conversion of the Note, the number of shares of Common Stock determined by multiplying (I) the Conversion Price in effect immediately prior to such record date by (II) a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the close of business on the Determination Date and (B) the number of shares that the aggregate proceeds to Parent from the exercise of such rights or warrants for Common Stock would purchase at the 20-Day Average Market Price on such date (or, in the case of a right of warrant to purchase securities convertible into Common Stock, the number of shares of Common Stock obtained by dividing the aggregate exercise price of such rights or warrants for the maximum number of shares of Common Stock issuable upon conversion of such convertible securities, plus the aggregate amount of additional consideration payable, if any, to convert such securities into Common Stock, by the 20-Day Average Market Price), and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the close of business on the Determination Date and (B) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants (or in the case of a right or warrant to purchase securities convertible into Common Stock, the aggregate number of additional shares of Common Stock into which the convertible securities so offered are initially convertible). Such adjustment shall become effective immediately after the opening of business on the Business Day next following such record date. Such adjustment shall be made successively whenever such a record date is fixed. In the event that after fixing a record date such rights or warrants are not so issued, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect if such record date had not been fixed. In determining whether any rights or warrants entitle the holders of Common Stock to subscribe for or purchase shares of Common Stock at less than such Conversion Price, there shall be taken into account any consideration received by Parent upon issuance and upon exercise of such rights or warrants, the value of such consideration, if other than cash, to be determined by Parent’s board of directors in good faith. In case any rights or warrants referred to in this Section 2.05(g) shall expire unexercised after the same have been distributed or issued by Parent (or, in the case of rights or warrants to purchase securities convertible into Common Stock once exercised, the conversion right of such securities shall expire), the Conversion Price shall be readjusted at the time of such expiration to the Conversion Price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired rights or warrants.

(h) No Impairment. Parent will not, by amendment of its Certificate of Incorporation, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Parent, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2.05 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder of this Note against impairment. If Parent shall take any action affecting the Common Stock, other than an action described in this Section 2.05, that in the opinion of its board of directors materially adversely affects the conversion rights of the Holder of this Note, the Conversion Price shall be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as Parent’s board of directors may in good faith determine to be equitable in the circumstances; provided that the provisions of this Section 2.05(h) shall not affect any rights the Holder of this Note may have at law or in equity, and provided, further, that no such adjustment shall increase the Conversion Price or decrease the number of shares of Common Stock issuable upon conversion of this Note.

(i) Issue Taxes. Parent shall pay any and all issue, transfer and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock or securities or property on conversion of this Note pursuant hereto; provided, however, that Parent shall not be obligated to pay any transfer taxes resulting from any transfer requested by any Holder in a name other than that of the Holder of this Note to be converted in connection with any such conversion.

(j) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 2.05, Parent at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the Holder a certificate executed by Parent’s Chief Executive Officer or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. If Parent shall have designated a transfer agent, it shall also promptly file with such transfer agent an officer’s certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(k) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu thereof, Parent shall pay to the Holder the amount of outstanding principal that is not so converted in cash.

(l) Common Stock. Common Stock issued to the Holder hereunder shall be duly and validly issued, fully paid and nonassessable, not subject to preemptive or other similar rights, and upon registration of such Common Stock in the name of the Holder (or its nominee) in the records of Parent, owned by the Holder free and clear of all Liens, subject to any restrictions on transfer under Federal or state securities laws.

(m) Reservation of Stock Issuable upon Conversion. Parent shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of this Note such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of this Note; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the entire outstanding principal amount of this Note, in addition to such other remedies as shall be available to Holder of this Note, Parent will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(n) To the extent that shares of Common Stock are issued, pursuant to Section 7.3 of the Agreement and Plan of Reorganization by and among GenStar Therapeutics Corporation, Genesis Acquisition Corporation and Vascular Genetics Inc., dated as of September 12, 2002, as amended, after the date of the issuance of this Note (and were therefore not taken into account in the calculation of Fully Diluted Common Stock), then the Conversion Price shall be re-calculated as if the shares of Common Stock issued under such agreement were actually issued and outstanding on the date that this Note was issued.

(o) No Rights as Stockholders. This Note shall not entitle the Holder to any voting rights or other rights as a stockholder of the Parent prior to the time of any conversion into Common Stock of amounts outstanding hereunder, other than such rights as the Holder may possess as a holder of securities issued other than hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE ISSUERS

The Issuers jointly and severally represent and warrant to the Holder as of the date of the issuance of this Note, as follows:

SECTION 3.01 Organization, Authority and Qualification of the Issuers. Each Issuer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Each Issuer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

SECTION 3.02 Capital Stock of the Parent. None of the issued and outstanding shares of capital stock of the Parent was issued in violation of any preemptive rights. The shares of Common Stock into which this Note is convertible, if and when issued, will be duly and validly issued, fully paid and non-assessable and the issuance of such shares shall not subject to any preemptive or similar rights. Parent has reserved and available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of this Note such number of its shares of Common Stock as shall be sufficient to effect such conversion in accordance with its terms. Parent owns all of the issued and outstanding capital stock of VGI, and all rights, options, warrants or other claims relating thereto.

SECTION 3.03 Authority and Qualification of the Issuer. Each Issuer has all necessary corporate power and authority to enter into this Note, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Issuers of this Note, the performance by the Issuers of their respective obligations hereunder and the consummation by the Issuers of the transactions contemplated hereby (including the conversion of such Note into Common Stock) have been duly authorized by all requisite corporate, and if required, stockholder action on the part of the Issuers. Each Note to which Issuers are a party has been, or upon its execution shall be, duly executed and delivered by each Issuer, and each Note constitutes, or upon its execution shall constitute, the legal, valid and binding obligation of each Issuer enforceable against each Issuer in accordance with its terms, subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights and remedies generally and (b) the effect of general equitable principles, regardless of whether asserted in a proceeding in equity or at law.

SECTION 3.04 No Conflict. The execution, delivery and performance by the Issuers of this Note does not (a) violate, conflict with or result in the breach of any provision of the organizational documents of the Issuers, (b) conflict with or violate any Law or Governmental Order applicable to the Issuers, or any of their respective assets, properties or businesses, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien on any of the assets or properties of the Issuers pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which either Issuer is a party or by which any of their assets or properties is bound or affected, except in the case of each of subsections (a) through (c) above, for such conflicts, breaches or defaults that, individually or in the aggregate, would not have a Material Adverse Effect and would not impair the ability of either Issuer to perform its obligations under this Note.

SECTION 3.05 Governmental Consents and Approvals. The execution, delivery and performance by the Issuers of this Note do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority.

SECTION 3.06 SEC Reports, Financial Statements. (a) The Parent has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”). The Parent has filed with the SEC, (i) its Annual Report on Form 10-K for the latest fiscal year, (ii) its Quarterly Report on Form 10-Q for the most recently-ended quarterly period, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held in the later of the last twelve months and the period beginning on January 1, 2003 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Parent with the SEC in the later of the latest fiscal year and the period beginning on January 1, 2003 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being, collectively, the “Parent SEC Reports”). As of their respective filings dates, the Parent SEC Reports (x) were prepared in accordance with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (y) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Parent is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports (the “Consolidated Financial Statements”) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Parent and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not have had, and would not have, a Material Adverse Effect). The Parent maintains systems of internal accounting controls that are, in all material respects, typical for companies of its size and in its industry and sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to its assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for its assets is compared with its existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) As of the date of hereof, the Parent has heretofore furnished to the Holder complete and correct copies of (i) all agreements, documents and other instruments not yet filed by the Parent with the SEC but that are currently in effect and that the Parent expects to file with the SEC after the date hereof and (ii) all amendments and modifications that have not been filed by the Parent with the SEC to all agreements, documents and other instruments that previously had been filed by the Parent with the SEC and are currently in effect.

(d) No proceeds of this Note will be used to purchase or carry margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock.

SECTION 3.07 Governmental Orders. There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Issuers, threatened against or affecting the Issuers or any of their properties, assets or businesses by or before any Governmental Authority which would, if adversely determined (or, in the case of an investigation, could lead to any action, suit or proceeding which if adversely determined would), have a Material Adverse Effect or would impair the ability of either Issuer to perform its obligations under this Note.

SECTION 3.08 Financial Condition. There are no proceedings instituted or threatened by or against the Issuers or any of their Affiliates seeking to adjudicate any of them as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of their debts under any federal, state or foreign Law relating to bankruptcy, insolvency, receivership or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for them or for any part of their property.

SECTION 3.09 Ordinary Course; No Material Adverse Effect.

(a) Except as set forth in Schedule 3.09 of the disclosure schedule attached to this Note, between March 31, 2003 and the date of execution of the Loan Agreement, Parent has operated in the ordinary course of business and there has been no event or circumstance, either individually or in the aggregate, that has or could reasonably be expected to have a Material Adverse Effect.

(b) Since the date of execution of the Investment Agreement and the subscription by BSC for preferred stock of Parent as contemplated therein, there has been no event or circumstance, either individually or in the aggregate, that has or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.10 Obligation to be Pari Passu. The obligations of each Issuer under this Note will at all times rank pari passu as to priority of payment and in all other respects with all other unsecured and unsubordinated obligations of such Issuers.

ARTICLE IV

COVENANTS OF THE ISSUERS

SECTION 4.01 Affirmative Covenants. The Issuers covenant and agree with the Holder that so long as this Note has not been irrevocably paid in full or any other obligation of an Issuer to the Holder hereunder remains outstanding, each Issuer will:

(a) Compliance with Statutes. Comply, and cause each of its Subsidiaries to comply, with all applicable Laws, statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except to the extent that such non-compliance would not have a Material Adverse Effect.

(b) Use of Proceeds. Use the proceeds of the issuance of this Note for the performance of the obligations of the Issuers under the Development Agreement and the Distribution Agreement and for general corporate purposes.

(c) Maintenance of Insurance. Maintain comprehensive general liability insurance, including products liability, with a minimum liability coverage limit of ten million dollars ($10,000,000) per occurrence, naming BSC as an additional insured; and provide BSC with a copy of a certificate of insurance evidencing compliance with this Section 4.01(c). Such certificate of insurance shall also provide BSC with thirty (30) days’ prior written notice of cancellation, modification or termination.

(d) Preservation of Corporate Existence. Preserve and maintain its legal existence and its rights, franchises and license, except as permitted under Section 4.02(a).

(e) Books and Records. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of Law are made of all dealings and transactions in relation to its business and activities.

(f) Transactions with Affiliates. Conduct, and cause each of its Affiliates to conduct, all transactions with any of its Affiliates on terms that are fair and reasonable and no less favorable to an Issuer than it would obtain in a comparable arm’s-length transaction with an unrelated third party.

(g) Further Assurances. Upon reasonable request of the Holder, execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of the Note.

SECTION 4.02 Negative Covenants. The Issuers covenant and agree with the Holder that so long as this Note has not been irrevocably paid in full or any other obligation of an Issuer to the Holder hereunder remains outstanding, the Issuers will not:

(a) Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person (including by means of a merger or consolidation in which the surviving Person is either Issuer or a wholly owned Subsidiary) unless the surviving corporation resulting from any such transaction expressly assumes the due and punctual performance of the Issuer’s obligations hereunder (which obligations as to conversion are subject to Section 2.05 hereof), and no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(b) Limitation on Liens. Permit either of the Issuers or any of their respective Subsidiaries to, directly or indirectly, create, incur, affirm or suffer to exist any Lien of any kind upon any of its property or assets (including intercompany notes), owned at the date of this Note or hereafter acquired, or any income or profits therefrom, unless the Note is directly secured equally and ratably with (or prior to in the case of Liens with respect to subordinated Indebtedness) the obligation or liability secured by such Lien, excluding, however, from the operation of the foregoing any Permitted Lien.

(c) Indebtedness. Create, incur, assume or suffer to exist or permit any of their respective Subsidiaries to create, incur, assume or suffer to exist any Indebtedness other than Indebtedness existing on the date hereof; Indebtedness under another Note issued under the Loan Agreement; Indebtedness incurred in connection with Liens permitted by Section 4.02(b) and Permitted Liens and other Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding, and any refinancing of any of the foregoing.

SECTION 4.03 Reporting Requirements. The Issuers covenant and agree with the Holder that so long as this Note has not been irrevocably paid in full or any other obligation of an Issuer to the Holder hereby remains outstanding, furnish to the Holder the following:

(a) Financial Statements. (i) As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Parent, an unaudited consolidated balance sheet of the Parent as of the end of such quarter and consolidated statements of income and cash flows of the Parent for the quarterly period and for the current fiscal year to date, duly certified by the chief financial officer of the Parent as having been prepared in accordance with GAAP (subject to year-end audit adjustments and the addition of and any changes to any notes thereto in connection with such year-end audit adjustments).

(ii) As soon as available and in any event within 90 days after the end of each fiscal year of the Parent, a copy of the annual audit report for such year for the Parent, containing a consolidated balance sheet of the Parent as of the end of such fiscal year and consolidated statements of income and cash flows of the Parent for such fiscal year, in each case accompanied by an unqualified opinion of Ernst & Young or, if Ernst & Young is no longer the Parent’s auditor, another nationally recognized independent accounting firm.

(b) Certificate. At the time of the delivery of each of the financial statements referred to in clauses (i) and (ii) of Section 4.03(a) above, a certificate (the statements therein to be true and correct) signed by the Parent’s executive officer to the effect that, no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Parent has taken and proposes to take with respect thereto).

(c) Auditors’ Reports. Promptly upon receipt thereof, copies of all reports submitted to either Issuer by independent certified public accountants in connection with each annual audit of the books of the Issuer made by such accountants, including, without limitation, any management letter commenting on the Issuers’ internal controls submitted by such accountants to management in connection with their annual audit.

(d) Certain Events. Promptly (but within five days after any executive officer of either Issuer obtains actual knowledge thereof) a notice in the same manner and form it advises its Board of Directors of any Material Adverse Effect, with a reasonable description thereof.

(e) ERISA. Immediately upon becoming aware of (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that a Issuer furnish a bond or other security to the Pension Benefit Guaranty Corporation (or any Person succeeding to any or all of its functions under ERISA) or such Pension Plan or (iv) the occurrence of any event with respect to any Pension Plan which could result in the incurrence by either Issuer of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto.

(f) Constituent Documents. Prompt (but in any event within thirty (30) days) notice of, together with copies of, any material amendment, supplement or other modification to the certificate of incorporation or the by-laws of Parent.

(g) Other Information. With reasonable promptness, such other information about the Issuers or any Subsidiary thereof as the Holder may reasonably request from time to time.

ARTICLE V

EVENTS OF DEFAULT

SECTION 5.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur and be continuing:

(a) Either Issuer shall fail to pay, when due and payable, any amounts due under any outstanding Note, whether at the due date thereof or by acceleration thereof or otherwise and such failure shall continue for five (5) Business Days; or

(b) Any representation or warranty made by the Issuers in this Note shall prove to have been incorrect in any material respect when so made, deemed made or furnished; or

(c) Either Issuer shall fail to perform or observe any term, covenant or agreement (other than those specified in paragraph (a) above) contained herein or in any other document or certificate provided in connection therewith, if such failure shall remain unremedied for thirty (30) calendar days; or

(d) Either Issuer or either of their respective Subsidiaries shall fail to pay any principal of or premium or interest on any Indebtedness that is outstanding in a principal amount of at least $500,000 individually or $2,000,000 in the aggregate (but excluding Indebtedness outstanding hereunder and obligations to the landlord under the Barnes Canyon Lease) of an Issuer or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness (other than under the Barnes Canyon Lease) and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, or otherwise to cause or to permit the holder thereof to cause such Indebtedness to mature; or any such Indebtedness (other than under the Barnes Canyon Lease) shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(e) Either Issuer shall enter into discussions with respect to any workout, restructuring or negotiations in respect of Indebtedness in a principal amount of more than $500,000 individually or $2,000,000 in the aggregate (excepting any such discussions with the landlord under the Barnes Canyon Lease) or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against either Issuer or either of their respective Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or either Issuer or either of their respective Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Any judgment or order for the payment of money in a principal amount of $500,000 individually or in excess of $2,000,000 in the aggregate (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) at any one time in effect, shall be rendered against either Issuer or any of their respective Subsidiaries and such judgment shall not have been satisfied, vacated or discharged or stayed or bonded pending appeal within 10 Business Days after the entry thereof; or

(g) Any of the following events shall occur with respect to any Pension Plan: (i) the institution of any steps by either Issuer or any other Person to terminate a Pension Plan if, as a result of such termination, either Issuer could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan or any other Person, in excess of $1,000,000; (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or (iii) either Issuer or any other member of the Controlled Group shall incur withdrawal liability within the meaning of ERISA to a Pension Plan that is a multiemployer Plan; or

(h) Any of the Transaction Documents shall be terminated other than by mutual consent; or

(i) There shall have been any material breach by the Parent of any of the Transaction Documents, including, without limitation, a material breach by the Parent of its representations and warranties set forth in the Investment Agreement or of its exclusivity obligations under the Distribution Agreement, which breach has not been remedied within 30 days after notice by BSC to the Issuers; or

(j) Any material breach by either Issuer of (x) the License Agreement, dated February 10, 1999, between Caritas St. Elizabeth’s Medical Center of Boston, Inc. and VGI not caused by a material breach by BSC of the Patent Sublicense Agreement, dated July 30, 2003, among Parent, VGI and BSC (the “Patent Sublicense Agreement”); (y) the Patent Sublicense Agreement or (z) the Amended and Restated License, between Human Genome Sciences, Inc. and VGI, dated February 28, 2001, as amended on October 10, 2002, any failure to satisfy any of the milestones in any of them, or any of such licenses or sublicenses ceases to be in full force and effect except if such failure is caused by a material breach by BSC of the Patent Sublicense Agreement; or

(k) The Note shall cease to be, or shall be asserted by an Issuer not to be, a valid and enforceable obligation of the Issuer;

then, and in every such event (other than an event with respect to an Issuer described in paragraph (e) above), and at any time thereafter during the continuance of such event, the Holder may, by written notice in accordance with Section 6.02 to the Parent, declare the Note to be forthwith due and payable in whole or in part, whereupon the principal of the Note so declared to be due and payable, together with accrued interest thereon shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Issuers, anything contained herein or in any other document to the contrary notwithstanding; and in any event with respect to an Issuer described in paragraph (e) above, the principal of the Note then outstanding, together with accrued interest thereon shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Issuers, anything contained herein or in any other document to the contrary notwithstanding. The Holder by notice to the Parent may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Issuers covenant that, if the Note is accelerated following the occurrence of an Event of Default, the Issuers shall pay to the Holder, (i) the entire unpaid principal amount of the Note, (ii) accrued interest to the date payment is made, on such unpaid principal amount, together with interest on any overdue principal of and any overdue installment of interest on the Note (calculated from the date or dates such overdue amounts were originally due) at the rate of 8% per annum, and (iii) in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection by the Holder in accordance with Section 6.04(b).

ARTICLE VI

MISCELLANEOUS

SECTION 6.01 Amendments, Etc. No amendment or waiver of any provision of this Note, nor consent to any departure by the Issuers or the Holder there from, shall in any event be effective unless the same shall be in writing and signed by the Issuers and the Holder, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 6.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by telecopy or registered or certified mail (postage prepaid, return receipt requested) at the following addresses (or at such other address as shall be specified in a notice given in accordance with this Section 6.02):

(a)	if to the Parent or VGI:

Corautus Genetics Inc.

75 Fifth Street

Suite 313

Atlanta, GA 30308

Telecopy: (404) 526-6218

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

McKenna Long & Aldridge LLP

303 Peachtree Street, Suite 5300

Atlanta, GA 30308

Telecopy: (404) 527-4198

Attention: Robert E. Tritt

(b)	if to the Holder:

Boston Scientific Corporation

One Boston Scientific Place

Natick, MA 01760-1537

Telecopy: (508) 650-8956

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Shearman & Sterling

599 Lexington Ave.

New York, New York 10022-6069

Telecopy: (212) 848-7179

Attention: Clare O’Brien, Esq.

Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter.

SECTION 6.03 No Waiver; Remedies. No failure on the part of the Holder to exercise, and no delay in exercising, any right hereunder or under this Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.

SECTION 6.04 Costs and Expenses. (a) Except as otherwise specified in this Note, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Note and the transactions contemplated by this Note shall be paid by the party incurring such costs and expenses.

(b) Notwithstanding subsection (a) above, the Issuers shall pay or cause to be paid to the Holder (or as the Holder may direct) all of the Holder’s reasonable costs and expenses in relation to the enforcement or protection or attempted enforcement or protection of any rights under this Note, including reasonable attorneys’ and other fees and expenses incurred by the Holder if any amount owing to the Holder under this Note shall be collected through any process of law or otherwise or shall be placed in the hands of attorneys for collection.

SECTION 6.05 Assignment. Neither this Note nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by the Issuers without the prior written consent of the Holder unless such assignment is pursuant to a merger, consolidation or other business combination permitted under Section 4.02(a). Any assignment in violation of the preceding sentence shall be void.

SECTION 6.06 Severability. If any term or other provision of this Note is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Note shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Note is not affected in any manner materially adverse to any party.

SECTION 6.07 Governing Law; Jurisdiction and Enforcement. This Note shall be governed by the Laws of the State of New York. All actions and proceedings arising out of or relating to this Note shall be heard and determined in any New York state or federal court sitting in the City of New York. The Issuers and the Holder hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in The City of New York for the purpose of any action arising out of or relating to this Note and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise in any such action, any claim that they are not subject personally to the jurisdiction of the above-named courts, that their property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Note may not be enforced in or by any of the above-named courts.

SECTION 6.08 Waiver of Jury Trial. The Issuers and the Holder hereby knowingly, voluntarily and irrevocably waive all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of this Note or any course of conduct, course of dealing or statements (whether oral or written) or actions of the Holder in the negotiation, administration, performance or enforcement thereof.

Schedule 3.09

As of April 1, 2003, the Parent ceased paying rent on the facility located at 10030 Barnes Canyon Road and is currently in default on the Barnes Canyon Lease. The facility was vacated as of June 16, 2003. The Parent signed an Agreement for Surrender of Leasehold Interest, Termination of Tenancy and Reservation of Rights Under Lease and relinquished the building to the landlord on June 17, 2003.

As of April 1, 2003, the Parent ceased payment on its capital lease obligation with GE Capital. The amount owing under the capital lease as of March 31, 2003, was $817,387. The Parent and GE Capital are currently cooperatively working together to sell the furniture and equipment which was financed under the capital lease to reduce the balance due.

As of April 1, 2003, the Parent ceased making payment on a direct financing lease with Perkin Elmer. The amount owing as of March 31, 2003 was $34,566. The Parent has not yet been contacted by Perkin Elmer related to the delinquent payments. We are attempting to sell the piece of equipment financed, and the proceeds will be used to pay down the balance owing under the lease.

As of July 10, 2003, the Parent entered into agreements with Baxter Healthcare Corporation and Magnum Therapeutics Corporation to transfer certain agreements and assets to Magnum Therapeutics relating to hemophilia products. In connection with such transfer, Baxter and the Parent released one another from certain obligations.

During the second quarter 2003, the decision was made to outsource the manufacturing of VEGF-2 for the Phase III clinical trial and commercialization rather than produce the material internally. Additionally, the Parent has downsized significantly and reduced the scope of its operations. This resulted in the majority of the furniture and equipment which was owned or leased by the Parent being in excess of future needs. The Parent has determined what existing equipment will be needed going forward and has either sold or is attempting the sell the excess furniture and equipment. The Parent has estimated a salvage value for the excess equipment of $200,000 and has charged the remaining balance to expense.

The Parent has decreased its employees from 30 persons as of February 5, 2003, to 11 persons as of June 30, 2003.

Deferred payments to legal counsel, accountants, printers, senior management, and certain vendors.

On May 14, 2003, the Parent issued to each of Mr. Otto and Mr. Atwood options and warrants aggregating to 500,000 shares each of the Parent’s common stock.

On May 14, 2003, the Parent entered into employment agreements with each of Mr. Otto and Mr. Atwood, to be effective as of February 5, 2003.

In April 2003, VGI paid off certain of its obligations pursuant to promissory notes, aggregating to $480,000.